Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cypress Energy Partners, L.P. 2013 Long-Term Incentive Plan of our report dated June 14, 2013 with respect to consolidated financial statements of Cypress Energy Partners, LLC; our report dated September 12, 2013 with respect to the consolidated financial statements Cypress Energy Partners Predecessor; and our report dated September 19, 2013 with respect to the balance sheet of Cypress Energy Partners, LP, included in the Registration Statement (Form S-1 No. 333-192328) and related Prospectus of Cypress Energy Partners, LP, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

January 21, 2014